Consent of Independent Certified Public Accountants

Roper Industries, Inc.
Employees’ Retirement Savings 004 Plan
Duluth, Georgia

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36897) pertaining to Roper Industries, Inc., of our report dated July 15, 2003, with respect to the 2002 financial statements and schedule of the Roper Industries, Inc. Employees’ Retirement Savings 004 Plan included in this Roper Industries, Inc. Employees’ Retirement Savings 004 Plan Annual Report on Form 11-K for the year ended December 31, 2002.

/s/ BDO Seidman, LLP

Atlanta, Georgia
October 29, 2003